BlackRock Enhanced Capital and Income Fund, Inc.

File No. 811-21506

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending April 30, 2009, BlackRock Enhanced Capital and Income Fund, Inc. (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of each of BlackRock Enhanced Equity Yield Fund, Inc. ("EEF") and BlackRock Enhanced Equity Yield & Premium Fund, Inc. ("ECV"), File Nos. 811-21722 and 811-21755, respectively.

The Boards of Directors of the Registrant, EEF and ECV each unanimously approved the Reorganization, and the proposal which provides for the acquisition of all of the assets and certain stated liabilities of EEF and ECV by the Registrant in exchange for shares of the Registrant; the distribution of such shares to the respective shareholders of EEF and ECV in complete liquidation thereof.

On May 2, 2008, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-150604) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of EEF and ECV.  Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on June 12, 2008 followed by a filing on Form 497 on June 19, 2008.  The N-14 Registration Statement as so amended was declared effective by the Commission on June 13, 2008.

On August 29, 2008, the shareholders of EEF and ECV approved the Reorganization at a special meeting of shareholders held for that purpose.  On November 3, 2008 (the “Reorganization Date”), pursuant to the Agreement, EEF transferred assets valued at $232,938,216 to the Registrant and received in exchange 16,900,492 newly-issued shares of common stock of the Registrant.  Also on the Reorganization Date, pursuant to the Agreement, ECV transferred assets valued at $188,029,937 to the Registrant and received in exchange 13,642,214 newly-issued shares of common stock of the Registrant.  Such shares were then distributed to the shareholders of EEF and ECV respectively on that date.

Deregistration was ordered by the Securities and Exchange Commission on January 16, 2009 for each of EEF and ECV.